Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Whitestone REIT on Form S-8 of our report dated March 31, 2008, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of Whitestone REIT for the year ended December 31, 2007.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

Houston, Texas
December 30, 2008